EXHIBIT 5

THE LAW OFFICES OF
JOSEPH L. PITTERA
ATTORNEY AND COUNSELOR AT LAW
2214 TORRANCE BLVD., SUITE 101
TORRANCE, CALIFORNIA 90501
(310) 328-3588
FAX (310) 328-3063

April 23, 2009

Kiril A. Pandelisev, CEO
CRC Crystal Research Corporation
4952 E. Encanto St.
Mesa, AZ 85205

Re:	CRC Crystal Research Corporation Opinion of Counsel for Registration Statement on Form S-1

Dear Mr. Pandelisev:

We have acted as special counsel for CRC Crystal Research Corporation (the “Company”) for the limited purpose of rendering this opinion in connection with the registration on Form S-1 of 10,005,000 shares (the “Shares”) of the Company’s common stock at the price of $1.00 per share, and an additional 812,000 common shares for resale by three shareholders of the Company at a fixed price of $0.001 per share.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents: (1) Articles of Incorporation of the Company, as amended; (2) Bylaws of the Company, as amended; (3) the records of corporate proceedings relating to the issuance of the Shares; (4) the Registration Statement on Form S-1; and (5) such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

We confirm and are of the opinion that:

1. The Company was duly incorporated pursuant to the laws of the State of Nevada and is a subsisting company in good standing.  The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid and non-assessable.  The common stock to be registered under this Form S-1 Registration Statement is likewise legal under the laws of the State of Nevada.

2.  To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the Registration Statement.  We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other governmental agency, other than as set forth in the Registration Statement.  We know of no claims against the Company o any reputed claims against it at this time, other than as set forth in the Registration Statement.

3.  The Company’s outstanding shares are all common shares.  There is no liquidation preference right held by the present Shareholders upon voluntary or involuntary liquidation of the Company.

Based upon the foregoing, we are of the opinion that the shares being registered by the Company on behalf of its Shareholders pursuant to this Registration Statement have been duly authorized, validly issued, fully paid for and non-assessable as contemplated by the Registration Statement.

We do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Nevada, all applicable provisions of Nevada State Constitution and all reported judicial decisions interpreting those laws as well as U.S. federal securities law.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.  This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof.

This firm has made no independent attempt to verify the facts set forth in this opinion.  Any subsequent information regarding the facts may affect the opinions and conclusions stated herein.  The opinions expressed herein are limited to and conditioned upon the facts as stated and as deemed to be in existence based upon the information provided to this firm by the Company.  These facts are deemed to be accurate as of the date of this letter and this letter and the opinions do not take into consideration any events that may occur subsequent hereto.  Therefore, this firm reserves the right to modify or rescind its opinion if new facts are brought to its attention but has no obligation to expressly inform any holder of this opinion, except the Company.

Sincerely,

/s/ Joseph L. Pittera

Joseph L. Pittera, Esq.